Exhibit 99.1

PETCO Extends Tender Offer and Consent Solicitation for its

10.75% Senior Subordinated Notes due 2011

SAN DIEGO, CA, October 23, 2006 — PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet food, supplies and services, announced today that it has extended its previously announced cash tender offer and consent solicitation by its wholly owned subsidiary, PETCO Animal Supplies Stores, Inc., to purchase all of its 10.75% Senior Subordinated Notes due 2011 (the “Notes”). The offer, which was scheduled to expire at 9:00 a.m., New York City time, on October 23, 2006, has been extended to 9:00 a.m., New York City time, on October 26, 2006, unless otherwise extended. As previously announced, PETCO has received tenders and consents from holders representing 100% of the total outstanding principal amount of the Notes.

The total consideration per $1,000 principal amount of the Notes validly tendered and accepted for payment has been revised to $1054.38 in order to reflect the extension, including a $30 cash payment per $1,000 principal amount of all Notes validly tendered. Holders of Notes validly tendered and accepted for payment will also receive accrued and unpaid interest on their Notes up to, but not including, the settlement date for the tender offer and consent solicitation, as provided under the tender offer and consent solicitation documentation.

The obligation of PETCO to accept for purchase, and to pay for, Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver of certain conditions, including, among other conditions, the satisfaction or waiver of the conditions to the consummation of the pending acquisition of PETCO and the securing of sufficient financing for the purchase of the Notes and related fees and expenses. PETCO intends to finance the purchase of the Notes and related fees and expenses with proceeds from a new financing and will not be required to accept for purchase any Notes, or pay the tender offer consideration, if it does not receive sufficient funds to effect the tender through the financing. The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents which have been sent to holders of the Notes.

PETCO has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Copies of the tender offer documents and other related documents may be obtained from Morrow

& Co., Inc., the information agent for the tender offer and consent solicitation, at (800) 607-0088 (toll free) or (203) 658-9400 (collect).

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of PETCO. It also is not a solicitation of consents to the amendments to the indenture. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. It operates more than 800 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $31 million in support of more than 3,800 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. These statements are based on our management’s current expectations. There are a number of risks and uncertainties that could cause our actual results to differ materially. For example, we may be unable to obtain financing for the tender. In addition, our pending acquisition by Leonard Green & Partners, L.P. and Texas Pacific Group may fail to be consummated. Certain other risks associated with our business are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and that certain Definitive Proxy Statement on Schedule 14A for the special meeting of our stockholders to consider and vote upon our pending proposed acquisition by Leonard Green & Partners, L.P. and Texas Pacific Group, filed with the SEC on September 18, 2006. We disclaim any intent or obligation to update these forward-looking statements.

Contacts:

For PETCO Animal Supplies, Inc.
Investors	Media
Chaith Kondragunta	Kevin Whalen
Director, Investor Relations	VP, Communications
PETCO Animal Supplies, Inc.	PETCO Animal Supplies, Inc.
(858) 202-7846	(858) 202-7843

For Texas Pacific Group and Leonard Green & Partners:

Owen Blicksilver

Owen Blicksilver PR

(516) 742-5950

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